EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 29, 2025

First Seacoast Bancorp, Inc. Announces President Transition

Dover, NH – First Seacoast Bancorp, Inc. (the “Company”), the holding company for First Seacoast Bank (the “Bank”), announced today that its Board of Directors unanimously approved a transition in executive leadership. The offices of President of the Company and the Bank, formerly held by James R. Brannen, have transitioned to Richard M. Donovan, who currently serves as Chief Financial Officer.

At its meeting on May 29, 2025, and in accordance with the Bank’s succession plan, the Board of Directors appointed Brannen to serve as Chief Executive Officer and Donovan to serve as President and Chief Financial Officer. To ensure a seamless transition and focus on advancing the Bank’s mission and strategic priorities, Brannen will work closely with Donovan during the transition.

James M. Jalbert, Chairman of the Company’s Board of Directors, said, “I have served on the Bank’s Board of Directors for more than 10 years and in my tenure have had the honor of witnessing, first-hand, organizational growth through momentous and positive change. Jim and Rick have worked collaboratively since 2018, and Rick is eminently qualified to serve as President. I believe their shared and unwavering commitment to deepening our impact will allow us to move forward with purpose and remain true to the same values that have supported our success for the last 135 years.”

First Seacoast Bancorp, Inc. (NASDAQ: FSEA) is the holding company for First Seacoast Bank. Founded in 1890, the Bank has five branch offices in the Seacoast region of New Hampshire with headquarters in Dover. Inspired by a legacy of community bank values, the Bank is proud of its longstanding commitment to making a positive impact for its customers, the Company’s shareholders and the communities it serves. For more information, visit firstseacoastbank.com.

Investor Contact
James R. Brannen
Chief Executive Officer, First Seacoast Bancorp, Inc.
603.742.4680
investorrelations@firstseacoastbank.com

Media Contact
Tiffany L. Stackpole
Marketing & Public Relations, First Seacoast Bank
603.742.4680
marketing@firstseacoastbank.com